Exhibit 99.1

Important Notice to Directors and Executive Officers of Altria Group, Inc.
Regarding Blackout Period and Regulation BTR (Blackout Trading Restrictions)

June 3, 2025

The purpose of this notice is to inform you of a “blackout period” under the Deferred Profit-Sharing Plan for Salaried Employees and the Deferred Profit-Sharing Plan for Hourly Employees (together, the “DPS Plans”), during which you will be prohibited from engaging in transactions involving the common stock of Altria Group, Inc. (the “Company”) that you acquire or previously acquired in connection with your service as a director or employment as an executive officer of the Company. We are required to provide this notice to you under Rule 104 of Regulation BTR promulgated by the U.S. Securities and Exchange Commission pursuant to Section 306(a) of the Sarbanes-Oxley Act of 2002.

Reason for the Blackout Period
The DPS Plans will transition certain trustee services from State Street Bank and Trust Company to Fidelity Management Trust Company, effective July 11, 2025.

Impact on DPS Plan Participant Rights During the Blackout Period
During the Blackout Period, DPS Plan participants will have limited access to their accounts and will be unable to direct or diversify the investments in their individual accounts, or obtain a loan, withdrawal or distribution from their DPS Plan accounts.

Length of Blackout Period
The Blackout Period is expected to begin at 4:00 p.m. Eastern Time on July 10, 2025, and end during the week of July 13, 2025. During the Blackout Period you may obtain, without charge, information as to whether the Blackout Period has begun or ended by contacting Brandt Surgner.

Restrictions on Directors and Executive Officers During the Blackout Period
During the Blackout Period, directors and executive officers of the Company will be subject to trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. These restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any common stock of the Company, or any derivatives of the Company’s common stock, acquired in connection with your service as a director or employment as an executive officer of the Company, regardless of whether you participate in the DPS Plans. Please note that these prohibitions are not limited to those transactions involving your direct ownership, but include any transaction in which you have a pecuniary interest, such as transactions involving immediate family members living in your household and certain entities in which you have financial involvement. While several narrow exceptions to this prohibition exist, you should not engage in any transaction without first confirming with Brandt Surgner whether an exception is available.

Questions or Additional Information
The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. If you engage in a transaction that violates these rules, you may be required to disgorge your profits from the transaction, and you may be subject to civil and criminal penalties.

If you have any questions, please contact Brandt Surgner, Vice President, Corporate Secretary and Associate General Counsel by telephone at 804-274-2200, or by mail at 6601 West Broad Street, Richmond, Virginia 23230.